Exhibit 17.1

                                                                   June 24, 2005

Board of Directors
American Petroleum Group, Inc.
1400 N. Gannon Drive
Hoffman Estates, IL

Dear Sirs:

      Please be advised that I hereby resign as a Director of the Board of Directors of American Petroleum Group, Inc., effective June 24, 2005.

      My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

                                                      Sincerely,

                                                      Richard Carter